Exhibit 99

District Court Issues Final Judgment - Retractable Technologies, Inc., et. al. v. Becton, Dickinson and Co.

LITTLE ELM, Texas, August 18, 2017—Retractable Technologies, Inc. (NYSE American: RVP), (“RTI”) reports that on August 17, 2017, Judge Amos L. Mazzant of the United States District Court for the Eastern District of Texas issued the Court’s Final Judgment regarding RTI’s suit against Becton, Dickinson and Co. (“BD”).  The Judgment orders that RTI take nothing in its suit against BD and dismisses the case.

The Court was asked to address whether RTI is entitled to an award of BD’s profits as an equitable remedy under the Lanham Act.  The Court acknowledged in its Findings of Fact and Conclusions of Law, also filed on August 17, 2017, that BD violated the Lanham Act, but stated that the “previously ordered injunctive relief adequately achieves equity between the parties.”  The injunctive relief referenced by the Court relates to an earlier court order requiring BD to notify certain persons that its needle sharpness and waste space comparison claims were falsely advertised.

RTI is considering its options, which include a motion for a new trial or to amend the judgment and appeal to the Fifth Circuit Court of Appeals.  Alternatively, RTI could take no action, which would end the litigation by RTI against BD stemming from a complaint filed in 2007.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically BD, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer